Exhibit 99.1

OriginClear’s 2018 Revenue Increased, While Operating Losses Narrowed

Q1 purchase orders reached more than $2 million.

Los Angeles, CA – April 30, 2019 – OriginClear Inc. (OTC: OCLN), a leading provider of water treatment solutions, reported today that in its 10-K Annual Report filing, 2018 Revenue increased by 38% to $4,637,698 over 2017, and gross profit increased by 78% to $1,153,680, while margins improved by 6% overall. Operating Losses narrowed by $1,231,703 to $(4,062,351), a 23% improvement over 2017.

In an indication of future revenues, OriginClear’s operating divisions received $2,312,968 in firm Purchase Orders in the Quarter ended March 31. For the first time, the new Modular Water Systems division contributed significantly to the total.

The Company believes it has the ability to fulfill these purchase orders. While the Purchase Orders are firm, or money has been received for the order, the Company cautions that a Purchase Order may take several months to be fully recognized as Revenue, which the company estimates will reach $800,000 for the quarter ending March 31.

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About OriginClear, Inc.

OriginClear is a leading provider of water treatment solutions and the developer of a breakthrough water cleanup technology serving the rapidly growing $500 billion world market. Through its wholly owned subsidiaries, OriginClear provides systems and services to treat water in a wide range of industries, such as municipal, pharmaceutical, semiconductors, industrial, and oil & gas. To rapidly grow this segment of the business, we strategically acquire profitable and well-managed water treatment companies, which allow us to expand our global market presence and technical expertise. To enable a new era of clean and socially responsible water treatment solutions, we invented Electro Water Separation™, a breakthrough high-speed water cleanup technology using multi-stage electrolysis that we license worldwide to water treatment equipment manufacturers. Water is our most valuable resource, and the mission of the “Family of OriginClear Companies” is to improve the quality of water and help return it to its original and clear condition. To learn more about OriginClear®, please visit our website at www.originclear.com.

Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this update, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Media Contact:
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Investor Relations
OriginClear
Tom Becker
Toll-free: 877-999-OOIL (6645), Ext. 3
International: +1-323-939-6645, Ext. 3
Fax: 323-315-2301
ir@OriginClear.com
www.OriginClear.com